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ASSET PURCHASE AGREEMENT

made and entered into as of the 2nd day July, 2002

BETWEEN

PHOTON DYNAMICS, INC.

and

ART ADVANCED RESEARCH TECHNOLOGIES INC.

ASSET PURCHASE AGREEMENT

PHOTON DYNAMICS, INC.
and
ART ADVANCED RESEARCH TECHNOLOGIES INC.

TABLE OF CONTENTS

ARTICLE 1—DEFINITIONS AND PRINCIPLES OF INTERPRETATION		1
1.1	Definitions	1
1.2	Certain Rules of Interpretation	5
1.3	Entire Agreement	5
1.4	Applicable Law	5
1.5	Tender	6
1.6	Schedules	6
ARTICLE 2—ACQUISITION TRANSACTIONS		6
2.1	Purchase and Sale of the Purchased Assets	6
2.2	Accounts	7
2.3	Excluded Assets	7
2.4	Assumed Liabilities	7
2.5	Liabilities not assumed	7
2.6	Place of Closing	7
ARTICLE 3—PURCHASE PRICE, PAYMENT, ALLOCATION AND ESCROW		7
3.1	Purchase Price	7
3.2	Satisfaction of Purchase Price	7
3.3	Allocation of Purchase Price	7
3.4	GST and PST	8
3.5	Escrow	8
ARTICLE 4—VENDOR REPRESENTATIONS AND WARRANTIES		8
4.1	Right to Sell	8
4.2	Title to Purchased Assets	8
4.3	Enforceability of Obligations	8
4.4	Absence of Conflicting Agreements	8
4.5	Non-Arm's Length Relationships	9
4.6	Residence of the Vendor	9
4.7	No Litigation	9
4.8	Brokers	9
4.9	Consents and Approvals	9
4.10	Sufficiency of Assets to Conduct the ISIS Business	9
4.11	Financial Statements	9
4.12	Absence of Undisclosed Liabilities	10
4.13	Absence of Changes or Unusual Transactions	10
4.14	Warranties	10
4.15	Fixed Assets and Expensed Equipment	10
4.16	Inventories	10
4.17	Accounts	10
4.18	ISIS Business in Compliance with Law	10

i

4.19	Restrictive Covenants	11
4.20	Intellectual Property	11
4.21	Environmental Matters	11
4.22	Employment Matters	12
4.23	Collective Agreements	12
4.24	Customer and Supplier Relations	13
4.25	Contracts	13
4.26	Books and Records	13
4.27	Location of the Assets	13
4.28	Government Grants	13
4.29	Full Disclosure	13
4.30	No Material Default	13
4.31	GST and PST Registrations	13
ARTICLE 5—PURCHASER REPRESENTATIONS AND WARRANTIES OF THE PURCHASER		13
5.1	Incorporation	14
5.2	Due Authorization	14
5.3	Enforceability of Obligations	14
5.4	Absence of Conflicting Agreements	14
5.5	Investment Canada	14
5.6	Litigation	14
5.7	GST and PST Registrations	14
ARTICLE 6—NON-WAIVER AND SURVIVAL		14
6.1	Non-Waiver	14
6.2	Nature and Survival	14
ARTICLE 7—COVENANTS		15
7.1	Investigations	15
7.2	Preserve Accuracy of Representations and Warranties	15
7.3	Maintain the ISIS Business	15
7.4	The Jerry Schlagheck Consulting Contract	16
7.5	The Jean-François Delorme Consulting Contract	16
7.6	Independent Contractor Agreements	16
7.7	Transfer of Purchased Assets	16
7.8	Transfer of Certification and Permit Registrations	16
7.9	Files and Documents	16
7.10	Financial Statements—Canada/US GAAP Reconciliation	16
7.11	Risk of Loss	16
7.12	Investment Canada	16
ARTICLE 8—PURCHASER'S CONDITIONS PRECEDENT		16
8.1	Truth and Accuracy of Representations Concerning the Vendor and the Purchased Assets at the Closing Time	17
8.2	Performance of Obligations	17
8.3	Receipt of Closing Documentation	17
8.4	Full Acceptance of Offers of Employment	17
8.5	Assignment of Each of the Independent Contractor Agreements	17
8.6	Consents, Authorizations and Registrations	17
8.7	No Injunction	17
8.8	Non-Permitted Encumbrances	17

ii

8.9	Certain Deliveries	18
8.10	Consents of Customers and Suppliers	18
8.11	Delivery of Financial Statements	18
8.12	No Material Adverse Effect	18
ARTICLE 9—VENDOR'S CONDITIONS PRECEDENT		18
9.1	Truth and Accuracy of Representations Concerning the Purchaser at the Closing Time	18
9.2	Performance of Obligations	19
9.3	Receipt of Closing Documentation	19
9.4	Full Acceptance of Offers of Employment	19
9.5	Consents, Authorizations and Registrations	19
9.6	No Injunction	19
ARTICLE 10—TERMINATION		19
10.1	Termination Events	19
10.2	Termination Procedures	19
10.3	Effect of Termination	20
10.4	Non-Exclusivity of Termination Rights	20
ARTICLE 11—OTHER COVENANTS OF THE PARTIES		20
11.1	Consent to Jurisdiction	20
11.2	Vendor Non-Competition—Non-Solicitation	20
11.3	Vendor Confidentiality	21
11.4	Purchaser Confidentiality	21
11.5	Purchaser Non-Solicitation	21
11.6	Financial Statements—Consequential Changes to Schedules	22
ARTICLE 12—INDEMNIFICATION		22
12.1	Indemnification by the Vendor	22
12.2	Indemnification by the Purchaser	22
12.3	Indemnification Procedures for Direct Claims	23
12.4	Indemnification Procedures for Third Party Claims	24
ARTICLE 13—GENERAL		25
13.1	Public Notices	25
13.2	Expenses	25
13.3	Notices	25
13.4	Assignment and Enurement	26
13.5	Further Assurances	26
13.6	Counterparts and Facsimile	26
13.7	Construction	26
13.8	Language	26

iii

        THIS ASSET PURCHASE AGREEMENT (the "Agreement") is made and entered into as of the 2nd day July, 2002 between Photon Dynamics, Inc., a California corporation, (the "Purchaser") and ART Advanced Research Technologies Inc., a corporation incorporated under the laws of the Province of Québec (the "Vendor"). The Purchaser and the Vendor are referred to collectively herein as the "Parties" and individually as a "Party".

WHEREAS:

        1.    prior to the Closing Date, the Vendor conducted the ISIS Business as the ISIS Division from the Vendor's Plant; and

        2.    the Vendor has agreed to sell to the Purchaser, and the Purchaser has agreed to purchase from the Vendor the Purchased Assets on the terms and conditions of this Agreement.

        NOW THEREFORE, in consideration of the mutual terms, covenants, agreements, representations and warranties made herein and the mutual benefits to be derived herefrom, the receipt and sufficiency of which are hereby acknowledged by each of the Parties, the Parties intending to be legally bound, hereby agree as follows:

ARTICLE 1

DEFINITIONS AND PRINCIPLES OF INTERPRETATION

1.1    Definitions—Whenever used in this Agreement, unless there is something inconsistent in the subject matter or context, the following words and terms shall have the meanings set out below:

  "Accounts" means all outstanding and unpaid accounts receivable of the ISIS Business as at June 3, 2002 (save only that certain US$140,700 account payable to the Vendor by Solectron, Vendor purchase order no. DO-CLT-5854, which Solectron account shall remain the sole property of the Vendor) relating to the past sale of Inventory and provisions of services by the Vendor to customers of the ISIS Division whensoever made, and the benefit of all security (including, without limitation, cash deposits), guarantees and other collateral held by the Vendor in respect of such outstanding and unpaid accounts, including, without limitation, the accounts receivable of the Vendor listed in Schedule 4.17;

  "Affiliate" shall have the meaning ascribed to it in the Business Corporations Act (Ontario);

  "Agreement" means this Asset Purchase Agreement, including, without limitation, the Schedules, and all instruments supplementing or amending or confirming this Asset Purchase Agreement and references to "Article" or "section" mean and refer to the specified Article or section of this Agreement;

  "Applicable Laws" means all applicable laws, by-laws, rules, regulations, orders, ordinances, protocols, codes, guidelines, policies, notices, directions and judgments or other requirements of any Governmental Authority, including, without limitation, without limitation, laws relating to products and employee and public health and safety;

  "Arm's Length" means arm's length as defined in the Tax Act;

  "Assumed Liabilities" means those obligations of the ISIS Division assumed by the Purchaser on Closing, being the warranty obligations referred to in section 2.4 and the obligations of the Vendor under the contracts designated in writing by the Purchaser pursuant to section 7.7 as part of the Contracts;

  "Books and Records" means all books and records of the ISIS Business, including, without limitation, financial, operating and sales books, records, books of account, sales and purchase records, lists of suppliers with full up-to-date contact particulars, complete bill of material for all parts including, without limitation, description of all parts and date of last purchase for each part, complete assembly drawings for all parts and equipment, list of all Customers with full up-to-date contact particulars, ISIS Business reports, plans and projections and all other documents, files, records, correspondence, and other data and information, financial or otherwise, relating to the ISIS Business howsoever stored, including, without limitation, stored on computer-related media;

  "Business Day" means a day, other than a Saturday or Sunday, on which the principal commercial banks located in each of the Cities of Montreal, Québec, Toronto, Ontario and San Jose, California are open for business during normal banking hours;

  "Certificates and Permits" means all those certificates of approval (including, without limitation, all CSA, UL and CE certificates of approval) in respect of the equipment forming part of the Inventory or Fixed Assets and all other certificates, approvals, permits, licences and registrations which were immediately prior to Closing required by the Vendor to own the Purchased Assets or to conduct the ISIS Business;

  "Claims" means any claim, demand, action, cause of action, damage, Losses, costs, liability or expense, including, without limitation, professional fees and all costs incurred in investigating or pursuing any of the foregoing or any proceeding relating to any of the foregoing;

  "Closing" means the completion of the sale to and purchase by the Purchaser of the Purchased Assets under this Agreement;

  "Closing Date" means the 12th day of July, 2002, or such other date as the Parties may agree in writing as the date upon which the Closing shall take place;

  "Closing Time" means 10:00 a.m., Montreal time, on the Closing Date or such other time on such date as the Parties may agree in writing as the time at which the Closing shall take place;

  "Contracts" means those contracts listed in Schedule 4.25, the Jerry Schlagheck Consulting Contract, the Jean-François Delorme Consulting Contract, the Independent Contractor Agreements, all unfilled purchase orders and equipment evaluations as at June 3, 2002 (including, without limitation, all Customer deposits related thereto), all quotations, orders or tenders for contracts which remain open for acceptance (including, without limitation, deposits related thereto), all licences, all supply agreements and commitments (whether written or oral), all manufacturers' or suppliers' warranties, guarantees or commitments (express or implied) and all warranties (including, without limitation, those referred to in section 2.4, in force or effect at Closing relating to the ISIS Business or to the Purchased Assets;

  "Customer" means any Person that is a customer of the ISIS Business or any Person that has purchased products or services from the ISIS Business within the 3-year period ending on the Closing Date, including, without limitation, those Persons listed in Schedule 4.14;

  "Employees" means, collectively, (a) each of those Persons whose name appears on Schedule 4.22(a) as a full-time employee of the ISIS Division, (b) each of those Persons whose name appears on Schedule 4.22(a) as an exclusive independent contractor to the ISIS Division, (c) Jerry Schlagheck, and (d) Jean-François Delorme;

  "Encumbrance" means any pledge, lien, charge, hypothec, security agreement, lease, title retention agreement, any restriction of any kind including, without limitation, a restriction on the use, transfer, receipt of income or the exercise of any other attribute of ownership, mortgage, hypothec, encumbrance, option, right of first refusal, pre-emptive right or adverse claim, of any kind or character whatsoever;

  "Environment" means the natural environment as defined in any Environmental Law and includes, without limitation, air, surface water, ground water, land surface, soil, subsurface strata, sewer systems and the environment in the workplace;

  "Environmental Law" means all Applicable Laws relating in full or in part to the protection of the Environment, and includes, without limitation, those Applicable Laws relating to the storage,

  generation, use, handling, assembling, manufacture, processing, labelling, advertising, sale, display, transportation, treatment, release and disposal of Hazardous Substances;

  "Escrow Agreement" means the escrow agreement between the Vendor and the Purchaser substantially in the form annexed hereto as Schedule 3.5;

  "Escrow Amount" shall mean the amount of US$550,000 to be held pursuant to the Escrow Agreement as provided in section 3.2(a);

  "ETA" means the Excise Tax Act (Canada), as amended from time to time;

  "Fixed Assets" means the fixed assets, computers, machinery, equipment, fixtures, furniture, furnishings, material handling equipment, implements, parts, tools and spare parts owned or used by the ISIS Division in conducting the ISIS Business prior to Closing, including, without limitation, those assets listed and described in Schedule 4.15;

  "Financial Statements" means the audited financial statements, including notes to financial statements, for the ISIS Division for the fiscal year ended April 30, 2002, the unaudited income statement for the ISIS Division for the 12 months ended October 31, 2001 and the unaudited financial statements (income statement and balance sheet as at June 30, 2002) of the ISIS Division for the 9 months ending June 30, 2002 for use by the Purchaser in its SEC Form 8K filings, all such financial statements to be prepared in accordance with GAAP;

  "GAAP" means the generally accepted accounting principles so described and promulgated from time to time by, and included in the Handbook of the Canadian Institute of Chartered Accountants which are applicable as at the date on which any calculation made hereunder is to be effective or as at the date of any financial statements referred to herein, as the case may be and all accounting terms not otherwise defined in this Agreement shall have the meanings assigned to them in accordance with GAAP;

  "Governmental Authority" means any government, regulatory authority, governmental department, agency, commission, board, tribunal, crown corporation, or court or other law, rule or regulation-making entity having or purporting to have jurisdiction on behalf of any nation, province, state or other subdivision thereof or any municipality, district or other subdivision thereof;

  "Governmental Authorization" means all authorizations, approvals, licences, Certificates and Permits issued to the Vendor in respect of the ISIS Business;

  "GST" means any and all taxes payable under Part IX of the ETA or under any provincial legislation imposing a similar value-added or multi-staged tax;

  "Hazardous Substance" means any pollutant, contaminant, waste of any nature, hazardous substance, hazardous material, toxic substance, dangerous substance or dangerous good as defined, judicially interpreted or identified in any Applicable Law;

  "Independent Contractor Agreements" means those Contracts between the Vendor and each of those Persons identified as an exclusive independent contractor in Schedule 4.22(a);

  "Interim Period" means the period that commenced on June 3, 2002 and ends on the Closing Date;

  "Intellectual Property" means the Technology and all patents, trade marks, trade names, trade secrets, copyright, computer applications and operating programs and all other intellectual property used by the Vendor in connection with the ISIS Business, including, without limitation, that intellectual property described in Schedule 4.20(a);

  "Inventory" means all ISIS inventory of the ISIS Division, including, without limitation, all work in process, components, finished goods, operating supplies and packaging materials, including, without limitation, that Inventory described as part of Schedule 4.15;

  "ISIS Business" means the infrared screening and inspection solutions business operated by the Vendor exclusively through the ISIS Division prior to the Closing Date;

  "ISIS Division" means the division of the Vendor that conducted the ISIS Business from the Vendor's Plant prior to Closing;

  "Jean-François Delorme Consulting Contract" means the consulting agreement dated as of July 12, 2002 between the Purchaser and Biosydel R&D Inc. having a term ending on January 10, 2003 engaging Jean-François Delorme to provide consulting services on a two-day per week basis to the Vendor at an hourly rate of CDN$55 in form and content acceptable to the Purchaser, acting reasonably;

  "Jerry Schlagheck Consulting Contract" means the consulting agreement dated as of July 12, 2002 between the Purchaser and Jerry Schlagheck having a term ending on July 11, 2003 engaging Jerry Schlagheck to provide consulting services on an "as needed" basis to the Vendor at an hourly rate of US$50 in form and content acceptable to the Purchaser, acting reasonably;

  "Losses" means any damage, liability, loss, cost, expense (including, without limitation, all solicitors', attorneys', experts' and consultants' fees for solicitors', experts and consultants who are not employees of the Party claiming indemnification when said services were rendered), deficiency, interest, penalty, imposition, assessment or fine;

  "Notice of Direct Claim" has the meaning attributed to it in section 12.3;

  "Offers of Employment" means those offers of employment to be made by Photon Dynamics Canada Inc. (a wholly owned subsidiary of the Purchaser) to each of the full-time Employees on or prior to the Closing Date;

  "Person" means any individual, sole proprietorship, partnership, unincorporated association, unincorporated syndicate, unincorporated organization, trust, body corporate, Governmental Authority, and any natural person in such person's capacity as trustee, executor, administrator or other legal representative;

  "Purchase Price" means US$5,500,000;

  "Purchased Assets" means, collectively, (a) all the property and assets used by the Vendor in conducting its ISIS Business, including, without limitation, all Fixed Assets, computers, proprietary and non-proprietary software and software licenses used in the ISIS Business, including, without limitation, those used in the design, manufacture and assembly of the ISIS products; (b) the Intellectual Property; (c) the Inventory; (d) the Contracts (and Assumed Liabilities); (e) the Accounts and all collections on the Accounts from and after June 3, 2002; (f) all Certificates and Permits; and (g) the Books and Records, and excluding, for greater certainty, all Retained Liabilities;

  "Retained Liabilities" means all liabilities of the ISIS Division as at Closing that do not form part of the Purchased Assets or Assumed Liabilities, all of which remain the obligation of the Vendor;

  "Schedules" means the schedules referred to in section 1.6;

  "Tax Act" means the Income Tax Act (Canada);

  "Third Party Claim" has the meaning given to it in section 12.3;

  "Technology" means all the proprietary ISIS technology used by the Vendor in conducting its ISIS Business;

  "Transition Period" means the 4-month period following Closing;

  "Transition Premises" means the premises in the Vendor's Plant currently used and occupied by the ISIS Division, together with rights of ingress and egress from such premises and all parking spaces customarily used by any of the Employees at the Vendor's Plant; and

  "Vendor's Plant" means the premises occupied by the Vendor at 2300 Alfred-Nobel Blvd., Saint-Laurent, Québec H4S 2A4.

1.2    Certain Rules of Interpretation—In this Agreement and the Schedules:

  (a)
  Time—time is of the essence in the performance of each Party's respective obligations;

  (b)
  Currency—unless otherwise specified, all references to money amounts are to currency of the United States of America;

  (c)
  Headings—the descriptive headings of articles and sections are inserted solely for convenience of reference and are not intended as complete or accurate descriptions of the content of such articles or sections;

  (d)
  Singular, Etc.—the use of words in the singular or plural, or with a particular gender, shall not limit the scope or exclude the application of any provision of this Agreement to such Person or Persons or circumstances as the context otherwise permits;

  (e)
  Consent—whenever a provision of this Agreement requires an approval or consent by a Party and notification of such approval or consent is not delivered within the applicable time limited, then, unless otherwise specified, the Party whose consent or approval is required shall be conclusively deemed to have withheld its approval or consent;

  (f)
  Calculation of Time—unless otherwise specified, time periods within or following which any payment is to be made or act is to be done shall be calculated by excluding the day on which the period commences and including, without limitation, the day on which the period ends and by extending the period to the next Business Day following if the last day of the period is not a Business Day; and

  (g)
  Business Day—whenever any payment is to be made or action to be taken under this Agreement is required to be made or taken on a day other than a Business Day, such payment shall be made or action taken on the next Business Day following such day.

1.3    Entire Agreement—This Agreement together with the Schedules (including, without limitation, the Escrow Agreement) and the other agreements and documents to be delivered pursuant to this Agreement, constitute the entire agreement between the Parties pertaining to the subject matter of this Agreement and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties (including, without limitation, the letter of intent exchanged between the Parties dated June 7, 2002), and there are no warranties, representations or other agreements between the Parties in connection with the subject matter of this Agreement except as specifically set forth in this Agreement and any document delivered pursuant to this Agreement. No supplement, modification or waiver or termination of this Agreement shall be binding unless executed in writing by the Parties to be bound thereby.

1.4    Applicable Law—This Agreement shall be construed in accordance with the laws of the Province of Québec and the laws of Canada applicable therein and shall be treated, in all respects, as a Québec contract.

1.5    Tender—Any tender of documents or money under this Agreement may be made upon the Parties or their respective counsel and money may be tendered by official bank draft drawn upon a Canadian or American chartered bank or by negotiable cheque payable in American funds and certified by a Canadian or American chartered bank or, with the consent of the Party entitled to payment, by wire transfer in immediately available funds to the account specified by that Party or by such other manner as specified herein or agreed to in writing from time to time by the Parties.

1.6    Schedules—The Schedules to this Agreement, as listed below, are an integral part of this Agreement:

Schedule	Description
Schedule 3.3	Allocation of the Purchase Price
Schedule 3.5	Escrow Agreement
Schedule 4.7	Litigation
Schedule 4.9	Consents and Authorizations
Schedule 4.11	Financial Statements
Schedule 4.12	Undisclosed Liabilities
Schedule 4.13	Unusual Transactions
Schedule 4.14	Product Warranties
Schedule 4.15	Fixed Assets and Expensed Equipment
Schedule 4.16	Inventories
Schedule 4.17	Accounts
Schedule 4.20(a)	Intellectual Property
Schedule 4.20(g)	Claims—Intellectual Property
Schedule 4.20(h)	Judgments—Intellectual Property
Schedule 4.22(a)	Employees
Schedule 4.23	Collective Agreements
Schedule 4.25 (a)(c)	Contracts
Schedule 4.27	Location of Purchased Assets

ARTICLE 2

ACQUISITION TRANSACTIONS

2.1    Purchase and Sale of the Purchased Assets—Subject to the terms and conditions herein, at the Closing Time, the Parties shall effect the following transactions:

  (a)
  the Vendor shall sell, assign, transfer and convey all right, title and interest in, and deliver possession of, the Purchased Assets to the Purchaser and the Purchaser shall purchase and accept the said transfer, conveyance and delivery of the Purchased Assets from the Vendor;

  (b)
  the Purchaser shall pay and satisfy the Purchase Price as provided in section 3.2; and

  (c)
  the Vendor shall make available to Photon Dynamics Canada Inc. (and the Purchaser shall cause Photon Dynamics Canada Inc. to accept) the Transition Premises for the use of the Purchaser during the Transition Period without charge. During the Transition Period the Vendor agrees to provide without charge to Photon Dynamics Canada Inc. telephone, e-mail and fax services and the use of a server adequate to permit Photon Dynamics Canada Inc. to operate the ISIS Business in the manner in which it generally conducted its operations during the 12 month period prior to Closing.

2.2    Accounts—The Accounts form part of the Purchased Assets. The Vendor hereby acknowledges that from and after Closing, it shall have no interest in any Accounts arising from the sale of Inventory or other ISIS operations from and after June 3, 2002.

2.3    Excluded Assets—Notwithstanding anything to the contrary in this Agreement, the Purchased Assets shall not include any of the property and assets of the Vendor not used in the ISIS Business, including, without limitation, any cash, negotiable securities, certificates of deposit, bonds, lock boxes, letters of credit and other cash equivalents, any assets of any of Vendor's employee benefit plans.

2.4    Assumed Liabilities—The Purchaser agrees to be liable for any claim, regardless of when made or asserted, which arises out of or is based upon any express or implied warranty made by the Vendor to a Customer in respect of a product or service sold by the ISIS Division during the 12-month period ended June 3, 2002.

2.5    Liabilities Not Assumed—Save as set out in section 2.4, the Purchaser shall have no liability whatsoever for any liabilities of the Vendor, including, without limitation, (a) any claim, regardless of when made or asserted, which arises out of or is based upon any express or implied warranty or other guarantee or agreement made by the Vendor, or alleged to have been made by the Vendor, or which is opposed or asserted to be imposed by operation of law, in connection with any product made, assembled, shipped or installed by or on behalf of the ISIS Division or for any service performed by or on behalf of the Vendor, including, without limitation, any claim relating to the repair or replacement of any such product and any claim seeking recovery for property damage, consequential damages, Losses, lost revenue or income or personal injury or (b) any liability or obligation in respect of any federal, provincial, state or local income or other tax payable with respect to the ISIS Business or the Purchased Assets for any period prior to the Closing Date.

2.6    Place of Closing—The Closing shall take place at the Closing Time at the offices of Pouliot Mercure located at CIBC Tower 31st floor, 1155 Rene Levesque Blvd. W., Montreal, Québec H3B 3S6, or at such other place as may be agreed by upon the Vendor and the Purchaser.

ARTICLE 3

PURCHASE PRICE, PAYMENT, ALLOCATION AND ESCROW

3.1    Purchase Price—The aggregate purchase price for the Purchased Assets shall be US$5,500,000 (the "Purchase Price").

3.2    Satisfaction of Purchase Price—The Purchase Price shall be payable by the Purchaser at Closing as follows:

  (a)
  as to the sum of US$550,000 (the "Escrow Amount") by payment, in the name of the Vendor, to the escrow agent under the terms of the Escrow Agreement; and

  (b)
  the balance of the Purchase Price to the Vendor or as the Vendor may direct in writing.

The payments required to be made pursuant to this section 3.2 shall be made by certified cheque, bank draft or by wire transfer in immediately available funds on the Closing Date.

3.3    Allocation of Purchase Price—The Parties agree that the Purchase Price shall be allocated among the Purchased Assets (including, without limitation, the Accounts) as set out in Schedule 3.3. The Parties declare that the values allocated to the Purchased Assets set out in Schedule 3.3 represent the Parties' best estimates of the fair market values thereof. The Parties hereby agree that they will use the values set out in Schedule 3.3 in all filings requiring the use of fair market value or fair values made under the Tax Act, the ETA, the Act respecting the Québec sales tax and all other similar laws and regulations, so that for income, goods and services, sales, transfer and similar taxation purposes such amounts represent the fair market values or fair values and become the Parties' proceeds of disposition and costs of acquisition, respectively.

3.4    GST and PST—The Parties agree to jointly elect under each of subsection 167(1) of the ETA in the forms prescribed by the provisions of the said Acts, in respect of the sale and transfer of the Purchased Assets under the terms of this Agreement, and the Purchaser agrees to file such election in its GST return for its reporting period in which the Closing Date occurs. Notwithstanding such election as provided for in this section 3.4, in the event that it is determined by a competent tax authority that there is a liability of the Purchaser to pay, or of the Vendor to collect and remit, the GST or PST with respect to all or part of the Purchased Assets, such GST or PST shall be forthwith paid by the Purchaser to such competent tax authority, or to the Vendor, as the case may be, and the Purchaser shall indemnify and save the Vendor harmless with respect to any such GST or PST, as well as any interest and penalties relating thereto. The obligation of indemnification set forth herein shall survive the completion of the transaction contemplated in this Agreement and, notwithstanding any other provision of this Agreement, shall be of unlimited duration.

3.5    Escrow—The Parties agree to enter into the Escrow Agreement substantially in the form annexed hereto as Schedule 3.5 and the Purchaser agrees to pay, in the name of the Vendor, the Escrow Amount (to be deducted from the Purchase Price) to the escrow agent pursuant to the Escrow Agreement as provided for in section 3.2(a). The Escrow Amount shall secure the obligations of the Vendor under the terms of this Agreement, including, without limitation, its obligation to indemnify the Purchaser for any breach of the representations, warranties and covenants made by the Vendor under the terms of this Agreement. The term of the Escrow Agreement shall be one year from the Closing Date.

ARTICLE 4—VENDOR REPRESENTATIONS AND WARRANTIES

        As an inducement to the Purchaser to enter into this Agreement and to consummate the transactions contemplated herein, the Vendor represents and warrants to the Purchaser as follows, and acknowledges that the Purchaser is relying on such representations and warranties in connection with the completion by the Purchaser of the transactions contemplated hereby:

4.1    Right to Sell—The Vendor is duly incorporated and validly existing under the laws of Canada and the Vendor will at Closing be the sole legal and beneficial owner of the Purchased Assets. The Vendor has the exclusive right to sell, transfer and assign the Purchased Assets as provided in this Agreement and such disposition will not violate, contravene, breach or offend against or result in any default under any indenture, mortgage, hypothec, lease, agreement, obligation, instrument, charter or by-law provision, statute, regulation, order, judgment, decree, licence, permit or law to which the Vendor is a party or subject or by which the Vendor is bound or affected. The Vendor has obtained all consents and authorizations of its directors and shareholders as may be required by law, its articles and by-laws or any shareholders' or other agreement to which it is a party.

4.2    Title to Purchased Assets—The Vendor shall at Closing be the sole beneficial and registered owner of the Purchased Assets with good and valid title thereto, free and clear of all Encumbrances.

4.3    Enforceability of Obligations—This Agreement has been duly authorized, executed and delivered by the Vendor and constitutes a valid and binding obligation of the Vendor enforceable against it in accordance with its terms.

4.4    Absence of Conflicting Agreements—The Vendor is not a party to, bound or affected by or subject to any indenture, mortgage, hypothec, lease, agreement, obligation, instrument, charter or by-law provision, statute, regulation, order, judgment, decree, licence, permit or law which would be violated, contravened, breached by, or under which default would occur or an Encumbrance would be created as a result of the execution and delivery of this Agreement or any other agreement to be entered into under the terms of this Agreement, or the performance by the Vendor of any of their respective obligations provided for under this Agreement or any other agreement contemplated herein.

4.5    Non-Arm's Length Relationships—Neither the Vendor, nor any Person not dealing at Arm's Length with the Vendor:

  (a)
  owns, directly or indirectly, any interest in or is an employee, consultant to or agent of, an entity which is a competitor to the ISIS Business; or

  (b)
  is a party to any Contract.

4.6    Residence of the Vendor—The Vendor is not a non-resident of Canada for the purposes of the Tax Act.

4.7    No Litigation—There are no outstanding claims, actions, suits, litigation or arbitrations, investigations or proceedings at law or equity or before any Governmental Authority pending or, proposed or threatened, which would prevent the Vendor from completing the transactions required to be completed pursuant to this Agreement. Except as disclosed in Schedule 4.7, there is no suit, action, litigation, investigation, claim, complaint, grievance or proceeding, including, without limitation, appeals and applications for review, in progress or pending, or, pending or threatened against or relating to the ISIS Business or the Purchased Assets before any court, Governmental Authority, commission, board, bureau, agency or arbitration panel. There are no existing grounds or factual basis on which an action, suit, litigation or proceeding might be commenced with any reasonable likelihood of success. Except as disclosed in Schedule 4.7, there is not presently outstanding against the Vendor any judgment, decree, injunction, rule or order of any court, Governmental Authority, commission, board, bureau, agency or arbitrator.

4.8    Brokers—Apart from an agreement with KPMG Corporate Finance Inc. ("KPMG"), the Vendor has not entered into any agreement that would entitle any Person to any claim against the Purchaser for any brokers commission, finder's fee, agent's fee, fee for financial intermediary services or any like payment in respect of the transactions contemplated by this Agreement. Apart from KPMG, the Vendor has not made or agreed to make any payment to any broker, agent or professional advisor for or in connection with the transactions contemplated in this Agreement. The Vendor recognizes that it is solely responsible for any agent's fee or commission payable to KPMG under the agreement between the Vendor and KPMG in connection with the transactions contemplated in this Agreement.

4.9    Consents and Approvals—Except as set forth in Schedule 4.9, no authorization, notice, approval, order, consent, registration or filing is required other than consents or assignments in connection with the execution, delivery and performance of this Agreement or any other documents and agreements to be delivered under this Agreement or the performance by the Vendor of its obligations under this Agreement or under any other documents and agreements to be delivered under this Agreement. The consummation of the transactions contemplated hereby shall not result in any diminution of rights pursuant to any agreement, license, Certificate or Permit, clearance or authorization relating to the ISIS Business.

4.10    Sufficiency of Assets to Conduct the ISIS Business—The assets owned or leased by the Vendor as described in the Financial Statements (together with the ISIS Division's expensed equipment) constitute all the assets which are being, and have been, used in the ISIS Business and such assets are adequate and sufficient to carry on the ISIS Business.

4.11    Financial Statements—The Financial Statements (copies of which will be appended as Schedule 4.11) will have been prepared in accordance with GAAP applied on a basis consistent with that of the preceding period and present fairly:

  (a)
  all of the assets, liabilities and consolidated financial position of the ISIS Business, as at the date thereof;

  (b)
  the sales, earnings, results of operation and changes in the ISIS Business for all of the dates indicated therein.

4.12    Absence of Undisclosed Liabilities—The Vendor, in conducting the ISIS Business, has not incurred any liabilities or obligations (whether accrued, absolute, contingent or otherwise), which continue to be outstanding, except as may have been incurred by it in the ordinary course of business or otherwise disclosed in Schedule 4.12, none of which is materially adverse.

4.13    Absence of Changes or Unusual Transactions—Except as disclosed in Schedule 4.13, since April 30, 2002, the Vendor has carried on the ISIS Business only in the ordinary and normal course consistent with past practice and there has not been:

  (a)
  any damage, destruction, loss, labour trouble or other event or development (whether or not covered by insurance) materially and adversely affecting the ISIS Business, the Purchased Assets or the future prospects of the ISIS Business;

  (b)
  any transfer, assignment, sale or other disposition of any of the assets shown or reflected in the balance sheet forming part of the Financial Statements, in the ordinary and usual course of business;

  (c)
  any assumption of any obligation or liability (fixed or contingent), except unsecured trade obligations incurred in the ordinary and usual course of business; or

  (d)
  any authorization, agreement or other commitment to do any of the foregoing.

4.14    Warranties—Except as set forth in Schedule 4.14, there are no outstanding warranty claims in respect of products sold or services provided by the Vendor in connection with the ISIS Business. None of the warranty claims is inconsistent with the Vendor's warranty claim experience during the 2-year period ending June 30, 2002. In addition to warranty claims, Schedule 4.14 lists all existing products and services of the ISIS Business that are subject to warranties granted by the Vendor and the remaining term of each such warranty. Save as set out in Schedule 4.14, none of the other products or equipment forming part of the Purchased Assets are subject to warranties given by, or on behalf of, the Vendor.

4.15    Fixed Assets and Expensed Equipment—The Fixed Assets and expensed equipment of the ISIS Division are in good condition, repair and proper working order, having regard to their use and age and such assets have been properly and regularly maintained. Schedule 4.15 contains a list of all the Fixed Assets and expensed equipment forming part of the Purchased Assets, and identifies each supplier of parts forming part of the Fixed Assets with the most recent full contact particulars for each such supplier. The Fixed Assets listed in Schedule 4.15 are all such assets used by the Vendor to earn the income on the Financial Statements. At Closing, the Vendor shall be the legal and beneficial owner of all the Fixed Assets with good and valid title thereto, free and clear of all Encumbrances.

4.16    Inventories—At Closing, all Inventories shall be (a) in good and saleable condition, and (b) the most current version of the unit, product, equipment, good or parts. At Closing, the 6 product units constituting the ISIS Division work in process shall (save only the absence of the camera component) shall be (i) in good and saleable condition, and (ii) the most current version of the said product unit. All Certificates and Permits which are either required by Applicable Law shall have been obtained by the Vendor for all equipment forming part of the Inventory. At Closing, the Vendor shall be the legal and beneficial owner of all of the Inventory with good and valid title thereto, free and clear of all Encumbrances.

4.17    Accounts—The Accounts are bona fide and good at the aggregate recorded amounts. None of the Accounts is subject to any defence, counterclaim, set off or discount. At Closing, the Vendor shall be the legal and beneficial owner of all the Accounts with good and valid title thereto, free and clear of all Encumbrances.

4.18    ISIS Business in Compliance with Law—In all material respects, the operations of the ISIS Division have been and are as at the date of this Agreement conducted in compliance with all

Applicable Laws of each jurisdiction in which the Vendor carries on or has carried on business and the Vendor has not received any notice of any alleged breach of any Applicable Law. No Governmental Authorization is required to conduct the ISIS Business in compliance with Applicable Laws.

4.19    Restrictive Covenants—The Vendor is not a party to or bound or affected by any commitment, agreement or document containing any covenant expressly limiting the freedom of the Vendor to compete in any line of business, transfer or move any of its assets or operations or which materially or adversely affects the business practices, operations or conditions of the ISIS Business or the continued operation of the ISIS Business after the Closing on substantially the same basis as ISIS Business is presently carried on by the Vendor.

4.20    Intellectual Property

  (a)
  Schedule 4.20(a) sets forth a complete list and brief description of all Intellectual Property, identifying any part of the Intellectual Property in respect of which the Vendor has registered or for which applications for registration have been filed by the Vendor, including, without limitation, the name of the registered and beneficial owner of such registrations and applications.

  (b)
  The Intellectual Property is in full force and effect and has not been used or enforced or failed to be used or enforced in a manner that would result in the abandonment, cancellation or unenforceability of any of the Intellectual Property.

  (c)
  No claim of adverse ownership, invalidity or other opposition to or conflict with any of the Intellectual Property nor of any pending or threatened suit, proceeding, claim, demand, action or investigation of any nature or kind has been made against the Vendor relating to the Intellectual Property.

  (d)
  No activity in which the Vendor has been engaged, no product which the ISIS Division has assembled, made, used or sold and no process, method, packaging, advertising, or material that the ISIS Division employed in the assembly, making, marketing or selling of any of its products or services, and no use of any of the Intellectual Property breaches, violates, infringes or interferes with any intellectual property rights of any third party or requires payment for the use of any patent, trade name, trade secret, trademark, copyright or other intellectual property right or technology of any other Person.

  (e)
  The Intellectual Property is complete to the extent and under the conditions stated in this Agreement to enable the Purchaser to carry on the ISIS Business.

  (f)
  Written documentation, computer source code and other embodiments of the trade secrets and product specifications will be provided in complete and accurate form sufficient to allow the Purchaser to carry on the ISIS Business.

  (g)
  Schedule 4.20(g) sets forth a complete and correct list and brief description of all claims, oppositions, conflicts, suits, proceedings, demands, actions, investigations, breaches, violations, infringements and interferences of the Intellectual Property, including, without limitation, the Vendor's estimate of any Losses suffered by the Vendor as a result of third parties infringing on the Intellectual Property.

  (h)
  Schedule 4.20(h) sets forth a complete and correct list and brief description of all judgments, covenants not to sue, permits, grants, licenses and other agreements and arrangements relating to any of the Intellectual Property which bind, obligate or otherwise restrict the Vendor.

4.21    Environmental Matters

  (a)
  All operations of the ISIS Business have been and are as at the date of this Agreement, in compliance with all Environmental Law.

  (b)
  Neither the Vendor nor the ISIS Business has been or is as at the date of this Agreement the subject of any remedial order under any Environmental Law, nor are there any investigations or evaluations commenced as to whether any such remedial order is necessary nor has any threat of any such remedial order been made nor are there any circumstances which could result in the issuance of any such remedial order.

  (c)
  The Vendor has never been prosecuted for or convicted of any offence under any Environmental Law.

4.22    Employment Matters

  (a)
  Schedule 4.22(a) sets forth a complete list of all Employees indicating the following: (i) name, (ii) title, (iii) date of birth, (iv) material terms of employment, including, without limitation, current wages, salaries or hourly rate of pay, and bonus (whether monetary or otherwise) over the last twelve months; (v) any commitments, written or oral, to change such wages, salaries, hourly rate of pay or bonus and the date upon which such wage, salary, rate or bonus becomes effective; (vi) the date of the Employee's last increase and the amount of such increase; (vii) whether the Employee is on long-term disability leave, extended absence or receiving workers' compensation; and (viii) the date upon which each such Employee was first hired by the Vendor.

  (b)
  There are no written contracts of employment entered into with any Employees or any oral contracts of employment which are not terminable on the giving of reasonable notice in accordance with applicable law.

  (c)
  The Vendor has operated the ISIS Business in full compliance with all Applicable Laws relating to the Employees, including, without limitation, employment standards, occupational health and safety, pay equity and employment equity. There have been no complaints under Applicable Laws against the Vendor.

  (d)
  There are no complaints and no threatened complaints against the Vendor before any employment standards branch or tribunal or human rights tribunal or similar body or agency in any other jurisdiction which would affect the ISIS Business following Closing.

  (e)
  All amounts owing in respect of salary, wages, bonus or benefits including, without limitation, any vacation pay due to each of the Employees, shall have been paid to the Employee in question on or before Closing.

4.23    Collective Agreements—Except as disclosed in Schedule 4.23:

  (a)
  The Vendor is not a party, either directly or by operation of law, to any collective agreement, letters of understanding, letters of intent or other written communication with any trade union or association which might qualify as a trade union, or which would cover any other representative of the Employees or any dependent contractors of the Vendor.

  (b)
  There are no outstanding labour tribunal proceedings of any kind, including, without limitation, any proceedings that could result in certification of a trade union as bargaining agent for Employees, and there have not been any such proceedings within the last two years.

  (c)
  There are no threatened or apparent union organizing activities involving the Employees.

  (d)
  The employment relations of the Vendor with each of the Employees is satisfactory. There is no pending or progressing, or threatened labour dispute, complaint, grievance, collective proceeding or prosecution, request for union representation, organizing activity or strike or any other occurrence, event or condition of similar character involving the Employees.

  (e)
  There is no strike or lock out occurring or threatened that affects or could affect the ISIS Business.

  (f)
  The Vendor does not have any unresolved grievances or pending arbitration cases outstanding with any of the Employees.

4.24    Customer and Supplier Relations—The Vendor is not in default in any respect under the terms of any agreement with any supplier to, or Customer of, the ISIS Business.

4.25    Contracts

  (a)
  Except for the contracts listed in Schedule 4.25, the Vendor (in conducting the ISIS Business prior to Closing) is not a party to or bound by any material contract relating to or affecting the ISIS Business. The contracts listed in Schedule 4.25 are all in full force and effect, unamended, and no default exists under any such contract on the part of any of the parties to such contracts;

  (b)
  Current and complete copies of the each of the contracts listed in Schedule 4.25 have been delivered to the Purchaser. There are no current or pending negotiations with respect to the renewal, repudiation or amendment of any such contract; and

  (c)
  Schedule 4.25 contains a list of all consents required under any of the Contracts, including, without limitation, the complete address and full contact particulars for obtaining each such consent.

4.26    Books and Records—All Books and Records have been delivered or made available to the Purchaser. The Books and Records fairly and correctly set out and disclose in all material respects the financial position of the ISIS Business and all financial transactions of each corporation have been accurately recorded in such Books and Records.

4.27    Location of the Assets—Save as set out in Schedule 4.27, all of the Purchased Assets are located at the Vendor's Plant. Schedule 4.27 includes the complete address of all locations other than the Vendor's Plant where any of the Purchased Assets are located and current contact information for the Person with whom the Vendor deals at each such address.

4.28    Government Grants—There are no contracts or agreements relating to grants or other forms of assistance including, without limitation, loans with interest at below market rates, received by Vendor in respect of the ISIS Business from any government, governmental department, agency, commission, board, bureau or instrumentality, domestic or foreign.

4.29    Full Disclosure—The Vendor has made available to the Purchaser, all information, including, without limitation, the financial, marketing, sales and operational information on a historical basis relating to the ISIS Business that would be material to a purchaser of the Purchased Assets. All information, which has been provided to the Purchaser is true and correct in all material respects and no material fact or facts have been omitted therefrom which would make such information misleading.

4.30    No Material Default—The Vendor is not in default under any agreement, lease or other document relating to the ISIS Business to which it is a party and there does not exist an event or condition which, after the giving of notice or lapse of time or both, would constitute a material default under any such agreement, lease or other document.

4.31    GST and PST Registrations—The Vendor is a registrant for the purposes of the ETA and its ETA registration number is 140826116. The Vendor's registration number for purposes of the Act respecting the Québec sales tax is 1015820850 TQ001.

ARTICLE 5

PURCHASER REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

        As an inducement to the Vendor to enter into this Agreement and to consummate the transactions contemplated herein, the Purchaser hereby represents and warrants to the Vendor the matters set as follows, and acknowledges that the Vendor is relying on such representations and warranties in connection with the completion by it of the transactions contemplated hereby.

5.1    Incorporation—The Purchaser is a corporation duly incorporated and validly existing under the laws of California, one of the United States of America.

5.2    Due Authorization—The Purchaser has all necessary corporate power, authority and capacity to enter into this Agreement and to carry out its obligations under this Agreement. The execution and delivery of this Agreement and the consummation of the transaction contemplated under this Agreement have been duly authorized by all necessary corporate action of the Purchaser. The Purchaser has obtained all consents and authorizations of its directors and shareholders as may be required by law, its articles and by-laws or any shareholders' or other agreement to which it is a party.

5.3    Enforceability of Obligations—This Agreement constitutes a valid and binding obligation of the Purchaser enforceable against it in accordance with the terms of this Agreement.

5.4    Absence of Conflicting Agreements—The Purchaser is not a party to, bound or affected by or subject to any indenture, mortgage, hypothec, lease, agreement, obligation, instrument, charter or bylaw provision, statute, regulation, order, judgment, decree, licence, permit or law which would be violated, contravened or breached by, or under which any default would occur or a lien, claim, restriction or encumbrance would be created as a result of the execution and delivery by it of this Agreement or the performance by it of any of the terms of this Agreement.

5.5    Investment Canada—The Purchaser is a "non-Canadian" within the meaning of the Investment Canada Act (Canada).

5.6    Litigation—There is no suit, action, litigation, investigation, claim, complaint or proceeding before any Governmental Authority in progress or pending or threatened against or relating to the Purchaser, which, if determined adversely to the Purchaser, would

  (a)
  prevent the Purchaser from paying to the Vendor, the Purchase Price;

  (b)
  enjoin, restrict or prohibit the transfer of all or any part of the Purchased Assets as contemplated by this Agreement; or

  (c)
  prevent the Purchaser from fulfilling any of its obligations set out in, arising from or in connection with this Agreement,

and there is no existing ground on which any such action, suit, litigation or proceeding might be commenced with any reasonable likelihood of success.

5.7    GST and PST Registrations—The Purchaser is in the process of becoming a registrant for the purposes of the ETA which ETA registration number shall be provided by the Purchaser to the Vendor prior to Closing. The Purchaser has not, and does not intend to register for purposes of the Act respecting the Québec sales tax.

ARTICLE 6

NON-WAIVER AND SURVIVAL

6.1    Non-Waiver—No investigations made by or on behalf of the Purchaser at any time shall have the effect of waiving, diminishing the scope of or otherwise affecting any representation or warranty made by the Vendor in or pursuant to this Agreement. No waiver of any condition or other provision, in whole or in part, shall constitute a waiver of any other condition or provision (whether or not similar) nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

6.2    Nature and Survival—All representations, warranties and covenants contained in this Agreement (and in any certificate delivered pursuant to this Agreement) on the part of each of the Parties shall survive the Closing, the execution and delivery under this Agreement of any transfer instruments or other documents of title to any of the Purchased Assets, except that:

  (a)
  any claim for intentional misrepresentation or fraud, or any claim under the indemnities provided for in each of sections 12.1 (d) and (e) and sections 12.2 (c) and (d) may be brought at any time;

  (b)
  the representations and warranties set out in section 4.21, and the corresponding representations and warranties in the closing certificates delivered hereunder shall survive and continue in full force and effect without limitation of time; and

  (c)
  all other representations and warranties by either Party under the terms of this Agreement shall survive for a period of three (3) years from Closing and claims thereunder shall be limited in the aggregate, to 100% of the Purchase Price.

ARTICLE 7

COVENANTS

7.1    Investigations—The Vendor agrees to cooperate in all respects with the Purchaser's investigations and shall provide access to the Vendor's Plant, the Purchased Assets, the Books and Records and to its executives, employees, professionals, and creditors, allow such searches and reviews including, without limitation, but not limited to, engineering and operational matters, including, without limitation, the provision of authorizations or consents to Governmental Authorities, and shall provide such information and documentation as may be considered necessary or desirable by the Purchaser. The Vendor acknowledges that the Purchaser's investigations will involve interviews with Customers of, and suppliers to the ISIS Division and the Purchaser being satisfied with such interviews. Such interviews shall only be conducted in a manner approved by the Vendor, acting reasonably, and it is anticipated that such interviews will have been completed by Closing Date. No investigations on behalf of the Purchaser and no knowledge which the Purchaser may have or may acquire during the course of its due diligence shall affect or mitigate the effect of the covenants, representations and warranties of the Vendor contained in this Agreement.

7.2    Preserve Accuracy of Representations and Warranties—The Vendor agrees to refrain from taking any action which would render any representation or warranty untrue or inaccurate as of the Closing Date. The Vendor agrees to promptly notify the Purchaser of any action, suit or proceeding which shall be instituted against it to restrain, prohibit or otherwise challenge the legality of the transactions contemplated by this Agreement. The Vendor agrees to promptly notify the Purchaser of any lawsuit, claim, proceeding actions, or investigation which may be threatened, brought, asserted or commenced against it, that in any way affects the ISIS Business.

7.3    Maintain the ISIS Business—The Vendor agrees that it shall during the Interim Period:

  (a)
  subject to the terms of this section 7.3, carry on the ISIS Business in the ordinary course;

  (b)
  maintain the ISIS Division intact;

  (c)
  use its best efforts to preserve the goodwill of the Employees, suppliers, Customers and others Persons having business relations with the ISIS Division;

  (d)
  keep the Purchaser advised as to the current status of the ISIS Business, and to consult with the Purchaser's representatives as to the conduct of the ISIS Business as and when reasonably required by the Purchaser; and

  (e)
  other than in the ordinary course of business:

  (i)
  enter into no new contracts, commitments or transactions affecting the ISIS Business, other than purchase orders where the financial and other terms of such purchase orders are consistent with the Vendor's current business practices; and

  (ii)
  waive no rights.

7.4    The Jerry Schlagheck Consulting Contract—The Vendor agrees to negotiate and settle the Jerry Schlagheck Consulting Contract on terms and conditions acceptable to the Purchaser, and to obtain the consent of Jerry Schlagheck to enter into a consulting agreement with the Purchaser on Closing.

7.5    The Jean-François Delorme Consulting Contract—The Vendor agrees to negotiate and settle the Jean-François Delorme Consulting Contract on terms and conditions acceptable to the Purchaser, and to obtain the consent of Jean-François Delorme to enter into a consulting agreement with the Purchaser on Closing.

7.6    Independent Contractor Agreements—The Vendor agrees to obtain the consent of each of the Parties to each of the Independent Contractor Agreements to consent to the assignment of their respective Independent Contractor Agreements to the Purchaser on Closing and to assign each Independent Contractor Agreement to the Purchaser at Closing, as contemplated by section 8.5.

7.7    Transfer of Purchased Assets—The Vendor agrees to transfer all right, title and interest in and to the Purchased Assets (including, without limitation, the contracts designated in writing by the Purchaser on or before Closing as part of the Contracts) to the Purchaser at Closing, and to obtain all consents necessary to effect each such transfer.

7.8    Transfer of Certification and Permit Registrations—The Vendor agrees to cause the Party of record in respect of all Certification and Permits for all products made or assembled and sold by the ISIS Division to be transferred into the name of the Purchaser at Closing.

7.9    Files and Documents—The Vendor agrees to provide complete and accurate files and records with respect to the products and services of the ISIS Division, including, without limitation, product specifications and all other information relating to the carrying on of the ISIS Business.

7.10    Financial Statements—Canada/US GAAP Reconciliation—If there are discrepancies between the Financial Statements, prepared in accordance with GAAP, and such statements had they been prepared in accordance with American generally accepted accounting principles, the Vendor agrees to prepare and deliver to the Purchaser on or before Closing a reconciliation of the Financial Statements in form and substance acceptable to the Purchaser, acting reasonably.

7.11    Risk of Loss—All risk of damage or loss of any sort from any cause with respect to the Purchased Assets shall be borne by the Vendor until Closing. If such destruction or damage is in excess of $1,000,000, then the Purchaser at its option may at any time up to the Closing Date terminate this Agreement without affecting the obligations of the Vendor pursuant to section 11.3.

7.12    Investment Canada—The Purchaser agrees to give notice of the transactions contemplated by this Agreement to the Minister of Industry in compliance with the requirements of Investment Canada Act within 30 days of the Closing with a copy of such notice to the Vendor.

ARTICLE 8

PURCHASER'S CONDITIONS PRECEDENT

        The obligation of the Purchaser to complete the purchase of the Purchased Assets under this Agreement shall be subject to the satisfaction of, or compliance with, at or before the Closing Time,

each of the following conditions precedent (each of which is acknowledged to be inserted for the exclusive benefit of the Purchaser and may be waived by the Purchaser in whole or in part):

8.1    Truth and Accuracy of Representations Concerning the Vendor and the Purchased Assets at the Closing Time—All of the representations and warranties concerning the Vendor and the Purchased Assets made in or pursuant to this Agreement shall be true and correct as at the Closing Time and with the same effect as if made at and as of the Closing Time (except as such representations and warranties may be affected by the occurrence of events or transactions expressly contemplated and permitted by this Agreement) and the Purchaser shall have received a certificate from a senior officer of the Vendor confirming the truth and correctness of the representations and warranties.

8.2    Performance of Obligations—The Vendor shall have performed or complied with, in all respects, its obligations, covenants and agreements under this Agreement to be performed or caused to be performed by it on or before the Closing Date and there shall have been delivered on Closing a certificate signed by the Vendor to that effect.

8.3    Receipt of Closing Documentation—All documentation relating to the due authorization and completion of the sale and purchase of the Purchased Assets under this Agreement and all actions and proceedings taken on or prior to the Closing in connection with the performance by the Vendor of its obligations under this Agreement, shall be satisfactory to the Purchaser, acting reasonably, and the Purchaser shall have received copies of all such documentation or other evidence as it may reasonably request in order to establish the consummation of the transactions contemplated hereby and the taking of all corporate proceedings in connection therewith in compliance with these conditions, in form (as to certification and otherwise) and substance satisfactory to the Purchaser acting reasonably.

8.4    Full Acceptance of Offers of Employment—Each of the full-time Employees listed in Schedule 4.22(a) shall have accepted the Offer of Employment addressed to such Employee. Jerry Schlagheck shall have executed and delivered the Jerry Schlagheck Consulting Contract with the Purchaser as at the Closing Date. Jean-François Delorme shall have executed and delivered the Jean-François Delorme Consulting Contract with the Purchaser as at the Closing Date.

8.5    Assignment of Each of the Independent Contractor Agreements—Each of the Independent Contractor Agreements shall have been assigned to the Purchaser with the unconditional written consent to such assignment and confirmation by the independent contractor in question on terms acceptable to the Purchaser in its sole discretion.

8.6    Consents, Authorizations and Registrations—All consents, approvals, orders and authorizations of any Person or Governmental Authority (or registrations, declarations, filings or recordings with any such authorities), required in connection with the purchase and sale of the Purchased Assets, the assignment of all right, title and interest in the Purchased Assets (including, without limitation, the Contracts) by the Vendor to the Purchaser, the completion of the transactions contemplated by this Agreement, the execution and delivery of this Agreement, the Closing and the performance of any of the terms and conditions of this Agreement, shall have been obtained at or before the Closing Time, each of which consent is listed in Schedule 4.9.

8.7    No Injunction—There shall be no injunction or restraining order issued preventing, and no pending or threatened claim, action, litigation or proceeding, judicial or administrative or investigation against any Party by any Governmental Authority, for the purpose of enjoining or preventing the consummation of the transactions contemplated in this Agreement or otherwise claiming that this Agreement or the consummation thereof is improper or would give rise to proceedings under any statute or rule of law.

8.8    Non-Permitted Encumbrances—Encumbrances on any of the Purchased Assets shall have been discharged at the expense of the Vendor.

8.9    Certain Deliveries—Transfer of good and valid title to the Purchased Assets by the Vendor to the Purchaser, free and clear of all Encumbrances, including, without limitation, the transfer to the Purchaser of all right, title and interest (with copies of all source code relating thereto) all custom computer programs forming part of the Purchased Assets and to assignment of all licenses and other rights required by the Purchaser in respect of supplier software used in the ISIS Business with all requisite licensor consents thereto. The Vendor agrees to pay to the Purchaser at Closing in immediate funds an amount equal to the aggregate of all amounts (if any) received by the Purchaser (without deduction or set-off whatsoever) on account of the Accounts. The Books and Records delivered at Closing shall include, without limitation, the bill of materials with complete supplier information and complete assembly drawings for all equipment and parts forming part of the Purchased Assets. The Vendor agrees to transfer into the name of the Purchaser all Certification and Permits for all products made or assembled and sold by the ISIS Division. The Vendor agrees to provide evidence of all payments made by the Vendor to the Employees referred to in section 4.22(e). The Vendor shall provide written notices addressed by the Vendor to each Account debtor (or Account guarantor), to each Person who is a counterpart under any of the Contracts, to each Person referred to in Schedule 4.27 and to each Customer, each in form and content as the Purchaser may reasonably require.

8.10    Consents of Customers and Suppliers—All consents or approvals required from Customers and/or suppliers with respect to the sale of the Purchased Assets, without any amendment adverse to such contracts, as reasonably determined by the Purchaser, or any termination of same or other liabilities being created or costs incurred as a result of such sale, shall have been received by Closing.

8.11    Delivery of Financial Statements—The Financial Statements shall have been delivered to the Purchaser on or before July 8, 2002. Upon each such delivery, the Parties agree that a copy of the Financial Statement in question shall be annexed to this Agreement as part of Schedule 4.11.

8.12    No Material Adverse Effect—No material adverse effect in ISIS Business shall have occurred prior to the Closing Date.

        If any of the foregoing conditions in this Article 8 have not been fulfilled in all material respects by Closing, or by such earlier date as is specified herein for such condition, the Purchaser may terminate this Agreement by notice in writing to the Vendor, in which event the Vendor shall be released from all obligations under this Agreement. The Purchaser may waive compliance with any condition in whole or in part if it sees fit to do so, without prejudice to its rights of termination (subject to sections 11.4 and 11.5 remaining in effect) in the event of non-fulfilment of any other condition, in whole or in part, or to its rights to recover damages for the breach of any representation, warranty, covenant or condition contained in this Agreement.

ARTICLE 9

VENDOR'S CONDITIONS PRECEDENT

        The obligations of the Vendor to complete the sale of the Purchased Assets under this Agreement shall be subject to the satisfaction of or compliance with, at or before the Closing Time, each of the following conditions precedent (each of which is acknowledged to be inserted for the exclusive benefit of the Vendor and may be waived by it in whole or in part).

9.1    Truth and Accuracy of Representations Concerning the Purchaser at the Closing Time—All of the representations and warranties of the Purchaser made in or pursuant to this Agreement shall be true and correct as at the Closing Time and with the same effect as if made at and as of the Closing Time and the Vendor shall have received a certificate from a senior officer of the Purchaser confirming the truth and correctness of such representations and warranties.

9.2    Performance of Obligations—The Purchaser shall have performed or complied with, in all respects, all of its obligations, covenants and agreements under this Agreement.

9.3    Receipt of Closing Documentation—All documentation relating to the due authorization and completion of the sale and purchase of the Purchased Assets under this Agreement and all actions and proceedings taken on or prior to the Closing in connection with the performance by the Purchaser of its obligations under this Agreement, shall be satisfactory to the Vendor, acting reasonably, and the Vendor shall have received copies of all such documentation or other evidence as it may reasonably request in order to establish the consummation of the transactions contemplated hereby and the taking of all corporate proceedings in connection therewith in compliance with these conditions, in form (as to certification and otherwise) and substance satisfactory to the Vendor acting reasonably.

9.4    Offers of Employment—Each of the full-time Employees listed in Schedule 4.22(a) shall have been presented by the Purchaser with an Offer of Employment addressed to each such Employee, other than the exclusive independent contractors to the ISIS division, Jean-François Delorme and Jerry Schlagheck.

9.5    Consents, Authorizations and Registrations—All consents, approvals, orders and authorizations of any Person or Governmental Authority (or registrations, declarations, filings or recordings with any such authorities), required in connection with the completion of any of the transactions contemplated by this Agreement, the execution of this Agreement, the Closing or the performance of any of the terms and conditions of this Agreement, shall have been obtained at or before the Closing Time and are set out in Schedule 4.9.

9.6    No Injunction—There shall be no injunction or restraining order issued preventing, and no pending or threatened claim, action, litigation or proceeding, or judicial or administrative investigation against any Party by any Governmental Authority, for the purpose of enjoining or preventing the consummation of the transactions contemplated in this Agreement or otherwise claiming that this Agreement or the consummation thereof is improper or would give rise to proceedings under any statute or rule of law.

        If any of the foregoing conditions in this Article have not been fulfilled in all material respects by Closing, or such earlier date as is specified herein for such condition, the Vendor may terminate this Agreement, by notice in writing to the Purchaser, in which event the Purchaser is released from all other obligations under this Agreement, save and except the provisions of sections 11.4 and 11.5 which shall remain in full force and effect, unamended. The Vendor may waive compliance with any condition in whole or in part if it sees fit to do so, without prejudice to its rights of termination in the event of non-fulfillment of any other condition in whole or in part or to their rights to recover damages for the breach of any representation, warranty, covenant or condition contained in this Agreement.

ARTICLE 10

TERMINATION

10.1    Termination Events—This Agreement may be terminated prior to Closing:

  (a)
  by either the Purchaser or the Vendor if the Closing has not taken place on or before August 31, 2002 (other than as a result of any failure on the part of the Party in question to comply with or perform its covenants and obligations under this Agreement); and

  (b)
  at any other time by mutual consent of the Parties in writing.

10.2    Termination Procedures—If the Purchaser wishes to terminate this Agreement pursuant to section 10.1(a), the Purchaser shall deliver to the Vendor a written notice stating that the Purchaser is terminating this Agreement and setting forth a brief description of the basis on which the Purchaser is terminating this Agreement. If the Vendor wishes to terminate this Agreement pursuant to sections

10.1(a), the Vendor shall deliver to the Purchaser a written notice stating that the Vendor is terminating this Agreement and setting forth a brief description of the basis on which the Vendor is terminating this Agreement.

10.3    Effect of Termination—If this Agreement is terminated pursuant to Section 10.1, all further obligations of the Parties under this Agreement shall terminate; provided, however, that (a) no Party shall be relieved of any obligation or other liability arising from any breach by such Party of any provision of this Agreement and (b) the Purchaser shall remain bound by and continue to be subject to the provisions set forth in sections 11.4 and 11.5.

10.4    Non-Exclusivity of Termination Rights—The termination rights provided in section 10.1 shall not be deemed to be exclusive. Accordingly, the exercise by any Party of its right to terminate this Agreement pursuant to section 10.1 shall not be deemed to be an election of remedies and shall not be deemed to prejudice, or to constitute or operate as a waiver of, any other right or remedy that such party may be entitled to exercise (whether under this Agreement, under any other contract, under any statute, rule or other legal requirement, at common law, in equity or otherwise).

ARTICLE 11

OTHER COVENANTS OF THE PARTIES

11.1    Consent to Jurisdiction—Each of the Parties irrevocably attorns and submits to the exclusive jurisdiction of any Québec court sitting in Montreal in any action or proceeding arising out of or related to this Agreement and irrevocably agrees that, subject to the arbitration provisions provided for in section 12.3, all claims in respect of any such action or proceeding shall be heard and determined in such Québec court. Each of the Parties irrevocably waives, to the fullest extent possible, the defence of an inconvenient forum to the maintenance of such action or proceeding.

11.2    Vendor Non-Competition—Non-Solicitation—The Vendor on its own behalf and on behalf of its Affiliates, covenants and agrees with the Purchaser that neither it nor any Affiliates shall directly or indirectly, within the territory of Canada and the United States, either alone or in conjunction with any Person, whether as principal, agent, shareholder, officer, director, consultant, advisor, manager, owner, partner, limited partner, joint venturer, employee, trustee, or in any other capacity whatsoever:

  (a)
  invest in, undertake, carry on, be engaged in, be concerned with, have a financial interest in, advise, lend money to, guarantee the debts or obligations of or permit its name or any part thereof to be used or employed by or associated with any Person which is, directly or indirectly, engaged in, concerned with or interested in, the ISIS Business for a period of three (3) years from the Closing Date. Notwithstanding the foregoing, nothing contained in this Agreement shall restrict or prevent the Vendor and its Affiliates from holding or purchasing the publicly-traded securities of a Person engaged in the ISIS Business provided that the securities of such Person held by the Vendor and its Affiliates collectively do not exceed 10% of any class of the outstanding securities of such Person;

  (b)
  be a party to or abet in any solicitation of any Customer or sell or call upon to sell or endeavour to sell to any Customer any products or services in competition with the products and services of the ISIS Business, persuade or attempt to persuade any Customer to restrict, limit or discontinue purchasing any products or services supplied to any such Customer by the ISIS Business or to reduce the amount of business which any such Customer is, at the applicable time, doing or contemplating doing with the ISIS Business or endeavour to entice away any Customer; or

  (c)
  seek in any way to take away, hire, employ or endeavour to persuade or entice any of the employees or independent contractors (whose principal customer is the Purchaser) of the

    Purchaser to leave their employment or cease to provide their services, as the case may be, or to be a party to or abet any such action.

11.3    Vendor Confidentiality—The Vendor acknowledges that it has had access to confidential and proprietary information and trade secrets including, without limitation, financial information and information relating to the present and contemplated products, techniques and modes of merchandising, marketing techniques, assembly and manufacturing processes, procedures and know-how of the ISIS Business and the Customers including, without limitation, their names, addresses, historical product purchases and specifications, the disclosure of any of which confidential and proprietary information and trade secrets to competitors of the ISIS Business or to the general public would be detrimental to the best interests of the Purchaser. The Vendor acknowledges and agrees with the Purchaser that the right to maintain the confidentiality of such confidential and proprietary information and trade secrets, and the right to preserve the goodwill of the ISIS Business constitute proprietary rights that the Purchaser is entitled to protect. The Vendor covenants and agrees with the Purchaser that for a period of three (3) years from the Closing Date he or it will not disclose any of such confidential and proprietary information, provided that the Vendor shall not be obliged to keep in confidence and shall not incur any liability for disclosure of information which:

  (a)
  was already in the public domain or comes into the public domain without any breach by the Vendor of this Agreement;

  (b)
  is required to be disclosed pursuant to applicable laws or pursuant to policies or regulations of any regulatory authority or public body having jurisdiction over a party; or

  (c)
  is required to be disclosed in any arbitration or legal proceeding.

11.4    Purchaser Confidentiality—The Purchaser acknowledges that it has had access to confidential and proprietary information and trade secrets of the Vendor and agrees that all information gained by it in the course of preparation of this Agreement and preparing for the completion of the transactions contemplated by this Agreement were obtained by its representatives or counsel in the course of the Purchaser's investigation with respect to the Vendor and the ISIS Business and are confidential. In the event that the transactions contemplated hereby are not consummated, the Purchaser shall return promptly on request all copies of all non-public documents and articles furnished in connection herewith. The Purchaser covenants and agrees with the Vendor that for a period of three (3) years from the Closing Date it will not disclose any confidential and proprietary information so obtained by it from the Vendor (apart from the confidential and proprietary information relating to the ISIS Business which shall then be the sole property of the Purchaser), provided that the Purchaser shall not be obliged to keep in confidence and shall not incur any liability for disclosure of information which:

  (a)
  was already in the public domain or comes into the public domain without any breach by the Purchaser of this Agreement;

  (b)
  is required to be disclosed pursuant to applicable laws or pursuant to policies or regulations of any regulatory authority or public body having jurisdiction over a party; or

  (c)
  is required to be disclosed in any arbitration or legal proceeding.

11.5    Purchaser Non-Solicitation—Save as otherwise provided in this Agreement, the Purchaser on its own behalf and on behalf of its Affiliates, covenants and agrees with the Vendor that neither it nor any Affiliates shall directly or indirectly, within the territory of Canada and the United States, either alone or in conjunction with any Person, whether as principal, agent, shareholder, officer, director, consultant, advisor, manager, owner, partner, limited partner, joint venturer, employee, trustee, or in any other capacity whatsoever seek in any way to take away, hire, employ or endeavour to persuade or entice any of the employees or independent contractors (whose principal customer is the Vendor) of the Vendor to leave their employment or cease to provide their services, as the case may be, or to be a party to or abet any such action.

11.6    Financial Statements—Consequential Changes to Schedules—Forthwith upon attachment to this Agreement of each of the Financial Statements, the provisions of such other schedules to this Agreement which are intended to be derived, in part, from the results reflected in the subject Financial Statement shall be amended at the request of either Party, acting reasonably.

ARTICLE 12

INDEMNIFICATION

12.1    Indemnification by the Vendor—The Vendor agrees to indemnify and save harmless the Purchaser on an after-tax basis and its shareholders, directors, officers, employees and agents from and against all Losses suffered or incurred by the Purchaser or to which the Purchaser may otherwise become subject (regardless of whether or not such damages relate to any third-party claim) from and after the Closing Date as a result of or arising directly or indirectly out of or in connection with:

  (a)
  any breach by the Vendor of, or any inaccuracy with respect to any of the representations and warranties of the Vendor set out in this Agreement or any of the corresponding representations and warranties set out in the certificates to be delivered by the Vendor pursuant to section 9.1 (provided that the indemnity provided for in this section 12.1(a) shall not apply in the case of a breach or inaccuracy of any representation or warranty unless the Indemnified Party shall have provided notice to the Indemnifying Party in accordance with this Article 12 on or prior to the expiration of such representation and warranty as provided in section 6.2(c));

  (b)
  any breach or non-performance by the Vendor of any covenants to be performed by the Vendor under this Agreement or under any agreement, instrument, certificate or other document delivered pursuant thereto;

  (c)
  any suit, action, litigation, investigation, claim, complaint, grievance or proceeding involving the Vendor or the ISIS Business, including, without limitation, any Losses or Claims arising out of the actions, suits and proceedings described in Schedule 4.7;

  (d)
  any liability to any party arising out of the ownership of the Purchased Assets or the operation of the ISIS Division prior to the Closing Date other than the Assumed Liabilities; and

  (e)
  the Retained Liabilities,

provided, however, that the Vendor shall have no obligation to make any payment under section 12.1(a) with respect to any representation or warranty unless the aggregate amount to which the Purchaser is entitled by reason of all such Claims exceeds $10,000, it being agreed that once such amount is exceeded, the aggregate of all such Claims shall be payable by the Vendor on demand by the Purchaser.

12.2    Indemnification by the Purchaser—The Purchaser agrees to indemnify and save harmless the Vendor on an after-tax basis and its shareholders, directors, officers, employees and agents from and against all Losses suffered or incurred by the Vendor or to which the Vendor may otherwise become subject (regardless of whether or not such damages relate to any third-party claim) from and after the Closing Date as a result of or arising directly or indirectly out of or in connection with:

  (a)
  any breach by the Purchaser of or any inaccuracy of any representation or warranty of the Purchaser in this Agreement or in any agreement, instrument, certificate or other document delivered pursuant hereto (provided that the Purchaser shall not be required to indemnify or save harmless the Vendor in respect of any breach or inaccuracy of any representation or warranty unless the Vendor shall have provided notice to the Purchaser in accordance with this Article 12 on or prior to the expiration of such representation and warranty);

  (b)
  any breach or non-performance by the Purchaser of any covenant to be performed by it under this Agreement or under any agreement, instrument, certificate or other document delivered pursuant hereto;

  (c)
  any liability to any party arising out of the ownership of the Purchased Assets or the operation of the ISIS Division from and after the Closing Date, other than Retained Liabilities; and

  (d)
  the Assumed Liabilities,

provided, however, that the Purchaser shall have no obligation to make any payment under section 12.2(a) with respect to any representation or warranty unless the aggregate amount to which the Vendor are entitled by reason of all such Claims exceeds $10,000, it being agreed that once such amount is exceeded, the aggregate of all such Claims shall be payable by the Purchaser on demand by the Vendor.

12.3    Indemnification Procedures for Direct Claims

  (a)
  The indemnification procedures described in this section 12.3 shall apply to all Direct Claims made by the Vendor and the Purchaser with respect to which indemnification is sought. For the purposes of this section 12.3, "Direct Claim" shall mean any Claim arising other than by reason of a Third Party Claim which an Indemnified Party has against an Indemnifying Party by reason of a breach of a representation, warranty or covenant in the Agreement.

  (b)
  The Party seeking indemnification shall give prompt written notice of any Direct Claim ("Notice of Direct Claim") to the Indemnifying Party, and in any event shall give notice within 60 days after the Indemnified Party becomes aware of the Direct Claim, provided that in the event of a failure to give such notice, such failure shall not preclude the Indemnified Party from obtaining such indemnification but the Indemnified Party's right to indemnification may be reduced to the extent that such delay increased the amount of liability and provided that, notwithstanding anything else herein contained, no Direct Claim for indemnity in respect of the breach of any representation or warranty contained herein may be made unless notice of such Direct Claim has been given prior to the expiry of the survival period applicable to such representation and warranty pursuant to section 6.2(c).

  (c)
  The Indemnifying Party shall have a period of 30 days after receipt of the Notice of Direct Claim within which to object to such Direct Claim by delivery to the Indemnified Party of a written notice (the "Objection Notice"). If the Indemnifying Party does not so respond within such 30-day period, the indemnifying Party shall be deemed to have rejected the Direct Claim and in such event the Indemnified Party may initiate arbitration of the Direct Claim pursuant to section 12.3(e).

  (d)
  In the event the Parties agree on a resolution of the dispute set out in the Objection Notice, the Parties shall confirm this resolution in writing and shall thereafter be bound by such resolution.

  (e)
  In the event that the Parties are unable to settle any dispute with respect to the Direct Claim within 30 days after delivery by the Indemnifying Party of the Objection Notice, the dispute shall forthwith, and in any event within 60 days after the delivery of the Objection Notice, be referred for arbitration. The arbitration and the appointment of the arbitrator shall, except to the extent provided for in this section 12.3, be conducted in Montreal, Québec in the English language in accordance with the provisions of the Code of Civil Procedure (Québec) . The Parties shall cooperate in completing any arbitration as expeditiously as possible and the arbitrator may hire such experts as may appear to be appropriate. All of the costs and expenses of the arbitration shall be borne equally by the Parties or in such manner as the arbitrator may determine to be appropriate. Arbitration under this section 12.3 shall be in substitution for and precludes the bringing of any action in any court in connection with any objection made by either Party pursuant to this section 12.3.

  (f)
  The determination of the arbitrator shall be made within 30 days after the date on which the dispute was referred to it and the determination of the arbitrator shall be final and binding on all Parties. The Direct Claim shall be paid in accordance with the determination of the arbitrator.

  (g)
  Within 5 days after resolution by agreement of the Parties, of the dispute which was the subject of the Objection Notice or, failing such resolution, within 5 days after the final determination of the arbitration, the Indemnifying Party shall pay to the Indemnified Party the amount of the Direct Claim as determined as a result of such resolution or final determination, as the case may be.

  (h)
  All amounts paid by an Indemnifying Party hereunder shall be paid together with interest calculated monthly from the Closing Date to the date of payment, at the rate per annum equal to the rate quoted by RBC Financial Group on the Closing Date as the reference rate of interest it uses for determining interest rates on Canadian dollar commercial loans in Toronto, Canada and designated as such Bank's prime rate.

12.4    Indemnification Procedures for Third Party Claims

  (a)
  The indemnification procedures described in this section 12.4 shall apply to all Claims made by a third party ("Third Party Claim") with respect to which indemnification is sought by the Vendor and the Purchaser.

  (b)
  The Party seeking indemnification shall give prompt written notice of any Third Party Claim to the Indemnifying Party and in any event, shall give such notice within 20 days of becoming aware of any such Third Party Claim, provided that in the event of failure to give such notice, such failure shall not preclude the Indemnified Party from obtaining such indemnification but its right to indemnification may be reduced to the extent that such delay prejudiced the defence of the Third Party Claim or increased the amount of liability or cost of defence of the Third Party Claim or increased the amount of liability or costs of defence and provided that, notwithstanding anything else herein contained, no Claim for indemnity in respect of the breach of any representation or warranty contained herein may be made unless notice of such Claim has been given prior to the expiry of the survival period applicable to such representation and warranty pursuant to section 6.2(c).

  (c)
  The Indemnifying Party shall have the right, by notice to the Indemnified Party given not later than 30 days after receipt of the notice described in section 12.4(b) to assume the control of the defence, compromise or settlement of the Third Party Claim, provided that such assumption shall, by its terms, be without cost to the Indemnified Party and provided the Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnified Party in accordance with the terms contained in this section 12.4 in respect of that claim or demand and provides security in form and substance satisfactory to the Indemnified Party to provide for the full amount of the Third Party Claim.

  (d)
  Upon the assumption of control of a Third Party Claim by the Indemnifying Party as set out in section 12.4(c), the Indemnifying Party shall diligently proceed with the defence, compromise or settlement of the Third Party Claim at its sole expense, including, without limitation, if necessary, employment of counsel therewith, the Indemnified Party shall cooperate fully, but at the expense of the Indemnifying Party with respect to any out-of-pocket expenses incurred, to make available to the Indemnifying Party all pertinent information and witnesses under the Indemnified Party's control, make such assignments and take such other steps as in the opinion of counsel for the Indemnifying Party are reasonably necessary to enable the Indemnifying Party to conduct such defence. The Indemnified Party shall also have the right to participate in the negotiation, settlement or defence of any claim or demand at its own expense.

  (e)
  The final determination of a Third Party Claim pursuant to section 12.4(d), including, without limitation, all related costs and expenses, will be binding and conclusive upon the Parties as to the validity or invalidity, as the case may be of such Third Party Claim against the Indemnifying Party.

  (f)
  Should the Indemnifying Party fail to give notice to the Indemnified Party as provided in section 12.4(c), the Indemnified Party shall be entitled to make such settlement of the Third Party Claim as in its sole discretion may appear advisable, and such settlement or any other final determination of the Third Party Claim shall be binding upon the Indemnifying Party.

  (g)
  If a Third Party Claim is successfully defended, the indemnity by the Indemnifying Party shall be reduced by any costs recovered that have mitigated the loss of the Party seeking indemnification.

ARTICLE 13

GENERAL

13.1    Public Notices—All public notices to third parties and all other publicity concerning the transactions contemplated by this Agreement prior to Closing shall be jointly planned and coordinated by the Vendor and the Purchaser, and no Party shall act unilaterally in this regard without the prior written approval of the other Party, such approval not to be unreasonably withheld, except:

  (a)
  in the case of the Purchaser, for communications made in confidence to their respective employees affected by such transactions who shall be informed of the confidential nature of the transaction and agree to keep such information confidential; or

  (b)
  where required to do so by law or by the applicable regulations or policies of any provincial or Canadian or other regulatory agency of competent jurisdiction or any stock exchange in circumstances where prior consultation with the other Party is not practicable.

13.2    Expenses—Each of the Vendor on the one hand, and the Purchaser on the other hand, shall pay its respective legal, accounting, and other professional advisory fees, costs and expenses incurred in connection with the purchase and sale of the Purchased Assets and the preparation, execution and delivery of this Agreement and all documents and instruments executed pursuant to this Agreement and any other costs and expenses incurred by such Party including, without limitation, any fees and expenses of any broker or investment advisor in connection with the sale of the Purchased Assets.

13.3    Notices—Any notice or other writing required or permitted to be given under this Agreement or for the purposes of this Agreement (in this section 13.3 referred to as a "Notice") shall be in writing and shall be sufficiently given if delivered, or if transmitted by facsimile or other form of recorded communication tested prior to transmission to such Party:

  (a)
  in the case of a Notice to the Vendor:

    2300 Alfred-Nobel Blvd.,
    Saint-Laurent, Québec H4S 2A4
                Attention:        the President and Chief Executive Officer,
                with a copy to the General Counsel

    Facsimile no. (514) 832-0835

  (b)
  in the case of a Notice to the Purchaser at:

    6325 San Ignacio Avenue
    San Jose, California 95119-1202
    Attention:        Chief Financial Officer, Richard Dissly

    Facsimile no. (408) 360-3551

or at such other address as the Party to whom such Notice is to be given shall have last notified the Party giving the same in the manner provided in this section 13.3. Any Notice delivered to the Party to whom it is addressed as provided above shall be deemed to have been given and received on the day it is so delivered at such address, provided that if such day is not a Business Day then the Notice shall be deemed to have been given and received on the next Business Day. Any Notice transmitted by facsimile or other form of recorded communication shall be deemed given and received on the first Business Day after its transmission.

13.4    Assignment and Enurement—This Agreement, or any benefits or burdens under this Agreement may, upon notice being provided, be assigned by the Purchaser without the prior written consent of the other Party. Subject to the foregoing, this Agreement shall enure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns.

13.5    Further Assurances—The Parties agree to use commercially reasonable efforts do all such things and execute and deliver such further documents or instruments as may be required to consummate the transactions contemplated by this Agreement and to meet the conditions of Closing set out in Articles 8 and 9, as the other Party may reasonably require to effect the purpose of this Agreement and carry out its provisions, whether before or after Closing.

13.6    Counterparts and Facsimile—This Agreement may be executed by the Parties in separate counterparts and by facsimile each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

13.7    Construction—The Parties have participated jointly in the negotiation and drafting of this Agreement and any applicable rule of construction that ambiguities are to be resolved against the drafting party shall not be applied in connection with the construction or interpretation of this Agreement.

13.8    Language—The Parties acknowledge that they have requested that this Agreement and all documents, notices, correspondence, arbitration and legal proceedings arising from this Agreement or relating hereto be drawn up in English. Les parties reconnaissent qu'elles ont exigé que cette convention ainsi que tout document, avis, correspondance, arbitrage et procédure légale découlant de cette convention soient rédigés en anglais.

        IN WITNESS WHEREOF the Parties have duly executed this Agreement.

PHOTON DYNAMICS, INC.
Per:	/s/ KEN WAWREW Name: Ken Wawrew Title: Vice President Business Development
ART ADVANCED RESEARCH TECHNOLOGIES INC.
Per:	/s/ SERGE HUOT Name: Serge Huot Title: President and Chief Executive Officer

        The following schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. Photon Dynamics, Inc. will provide these schedules as supplemental information to the SEC upon their request.

Schedule	Description
Schedule 3.3	Allocation of the Purchase Price
Schedule 3.5	Escrow Agreement
Schedule 4.7	Litigation
Schedule 4.9	Consents and Authorizations
Schedule 4.12	Undisclosed Liabilities
Schedule 4.13	Unusual Transactions
Schedule 4.14	Product Warranties
Schedule 4.15	Fixed Assets and Expensed Equipment
Schedule 4.16	Inventories
Schedule 4.17	Accounts
Schedule 4.20(a)	Intellectual Property
Schedule 4.20(g)	Claims—Intellectual Property
Schedule 4.20(h)	Judgments—Intellectual Property
Schedule 4.22(a)	Employees
Schedule 4.23	Collective Agreements
Schedule 4.25(a)(c)	Contracts
Schedule 4.27	Location of Purchased Assets

SCHEDULE 4.11

FINANCIAL STATEMENTS

Infrared Screening and Inspection Solutions
(ISIS) Division
(A division of ART Advanced Research Technologies Inc.)

Financial Statements
April 30, 2002

Financial Statements
Auditors' Report	2
Statement of Net Business Assets	3
Statement of Loss and Changes in Net Business Assets	4
Statement of Cash Flows	5
Notes to Financial Statements	6 to 9

[Raymond Chabot Grant Thornton Letterhead]

Auditors' Report

To the Board of Directors
ART Advanced Research Technologies Inc.

We have audited the accompanying statement of net business assets of the Infrared Screening and Inspection Solutions (ISIS) Division, a division of ART Advanced Research Technologies Inc. (Note 1), as at April 30, 2002 and the related statements of loss and changes in net business assets and cash flows for the year then ended. These financial statements are the responsibility of ART Advanced Research Technologies Inc.'s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with Canadian and United States generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these financial statements present fairly, in all material respects, the financial position of the Infrared Screening and Inspection Solutions (ISIS) Division as at April 30, 2002 and the results of its operations and its cash flows for the year then ended in accordance with Canadian generally accepted accounting principles.

/s/ Raymond Chabot Grant Thornton

Chartered Accountants

Montréal, Canada
July 5, 2002

2

Infrared Screening and Inspection Solutions (ISIS) Division
(A division of ART Advanced Research Technologies Inc.)

Statement of Net Business Assets
(In US dollars)

April 30, 2002
ASSETS
Current assets
Trade accounts receivable, net of allowance for doubtful accounts of $0	$151,977
Government assistance receivable	32,974
Inventories	1,066,744

1,251,695

Fixed assets (Note 3)	21,197

Other assets
Deposit	1,886
Patents	58,157

60,043

$1,332,935

LIABILITIES
Current liabilities
Accounts payable and accrued liabilities (Note 4)	$259,601
NET BUSINESS ASSETS	1,073,334

$1,332,935

The accompanying notes are an integral part of the financial statements.

3

Infrared Screening and Inspection Solutions (ISIS) Division
(A division of ART Advanced Research Technologies Inc.)

Statement of Loss and Changes in Net Business Assets
(In US dollars)

Year ended April 30, 2002
Sales	$539,499
Cost of sales	293,306

Gross margin	246,193
Other revenues	12,604

258,797

Operating expenses
Research and development expenses (Note 5)	769,652
Selling, general and administrative expenses	1,879,210
Depreciation expense	33,513

2,682,375

Net loss	(2,423,578)
Net business assets, beginning of year	921,765
Net transactions with ART Advanced Research Technologies Inc.	2,575,147

Net business assets, end of year	$1,073,334

The accompanying notes are an integral part of the financial statements.

4

Infrared Screening and Inspection Solutions (ISIS) Division
(A division of ART Advanced Research Technologies Inc.)

Statement of Cash Flows
(In US dollars)

Year ended April 30, 2002
OPERATING ACTIVITIES
Net loss	$(2,423,578)
Non-cash item
Depreciation expense	33,513
Decrease (increase) in current assets
Accounts receivable	35,513
Government assistance receivable	126,223
Inventories	450,189
Prepaid expenses	13,942
Increase (decrease) in current liabilities
Accounts payable and accrued liabilities	(879,568)

Cash flows from operating activities	(2,643,786)

INVESTING ACTIVITIES
Decrease in fixed assets	71,735
Increase in other assets	(3,116)

Cash flows from investing activities	68,619

FINANCING ACTIVITIES
Net transactions with ART Advanced Research Technologies Inc. and cash flows from financing activities	2,575,147

Net increase (decrease) in cash and cash equivalents	—
Cash and cash equivalents, beginning of year	—

Cash and cash equivalents, end of year	$—

The accompanying notes are an integral part of the financial statements.

5

Infrared Screening and Inspection Solutions (ISIS) Division
(A division of ART Advanced Research Technologies Inc.)

Notes to Financial Statements
(In US dollars)

The Infrared Screening and Inspection Solutions (ISIS) Division ("ISIS Division") consists of ART Advanced Research Technologies Inc.'s (The "Company") industrial division doing business as ISIS. The ISIS Division is involved in the research, design, development and marketing of infrared screening and inspection solutions for the electronics industry.

On July 2, 2002, the Company signed a definitive agreement for the sale of its ISIS Division to Photon Dynamics, Inc. The transaction is expected to close later in July 2002.

The separate financial statements of the ISIS Division have been prepared on a basis that the Company's management believes to be reasonable and appropriate. The separate financial statements are not necessarily indicative of the financial position, results of operations and cash flows that might have occurred had the ISIS Division been a stand-alone business not fully integrated into the Company's other operations, or the actual financial position that might have otherwise resulted, or future results of operations or financial position of the ISIS Division.

Statement of Net Business Assets

The accompanying statement of net business assets includes the assets and liabilities specifically used for the operations of the ISIS Division.

No direct ownership interest existed in the portion comprising the ISIS Division. Accordingly, net business assets are shown in lieu of shareholders' equity.

Statement of Loss and Changes in Net Business Assets

The accompanying statement of loss and changes in net business assets includes only those revenues and expenses related to the activities of the ISIS Division, including allocated portions of the Company's centralized functions, as described below.

Selling, General and Administrative Expenses

The statement of loss and changes in net business assets includes a portion of the Company's shared selling, general and administrative expenses based on identification of such services specifically used by the ISIS Division. Where determination based on specific usage alone have been impracticable or are reflected in a general charge that is not specific to the ISIS Division, other methods and criteria were used that management believes are equitable and provide a reasonable estimate of the cost attributable to the ISIS Division. These methods primarily consisted of allocating costs based on (i) number of employees, (ii) percentage of office space or (iii) estimated percentage of staff time used. The total of these allocations was $647,821 in 2002. It is not practicable to provide a detailed estimate of the expenses that would have been recognized if the ISIS Division would have been operated on a stand-alone basis.

Depreciation Expense

The statement of loss and changes in net business assets includes depreciation expense related to the equipment to be acquired by Photon Dynamics, Inc. and an allocation of depreciation expense for the other corporate-level assets utilized in the operations of the ISIS Division that will not be acquired by Photon Dynamics, Inc. and that are not included in the statement of net business assets.

6

Income Taxes

The ISIS Division's operations have been included in the federal and provincial income tax returns of the Company. The ISIS Division has generated tax losses since its inception. No future tax asset has been recorded as a full valuation allowance has been constituted against the asset resulting from the available tax losses.

Statement of Cash Flows

The accompanying statement of cash flows includes the operating, investing and financing cash flows related the ISIS Division's operations.

These financial statements have been prepared by management in accordance with Canadian generally accepted accounting principles which require management to make estimates and assumptions that affect the amounts reported in the financial statements and the accompanying notes. Actual results could differ from those estimates. The principal accounting policies are as follows:

Revenue Recognition

Revenues from sales of the Division's products are recorded at the time the product is shipped, provided that collection of the proceeds of sale is reasonably assured. A provision is recorded at the time revenue is recognized based on estimated customer returns and allowances.

Inventories

Inventories are valued at the lower of cost and net realizable value. Cost is determined by the first in, first out method.

Patents

Patents are recorded at cost and are amortized according to the straight-line basis over a five-year period commencing in the year of commercialization of the related products.

Depreciation

Fixed assets are recorded at cost and are depreciated over their estimated useful lives according to the straight-line basis over the following periods:

Computer equipment	3 years
Tools and equipment	5 years

Research and Development Expenses

Research expenses are charged against income in the year in which they are incurred. Development expenses are charged against income in the year in which they are incurred, unless the criteria for capitalization under Canadian generally accepted accounting principles are met. The Division has not deferred any such development costs to date.

Investment tax credits, based on qualifying research and development expenses, are accounted for as a reduction of expenses in the year in which the expenses are incurred.

Financial Instruments

The financial statements include only primary financial instruments.

The fair value of trade, accounts and government assistance receivable, accounts payable and accrued liabilities is equivalent to their carrying amount given that they will mature shortly.

7

Reporting Currency and Translation of Foreign Currencies

The Division uses the United States dollar as its reporting currency. The Division's financial statements have been translated from the currency of measurement, the Canadian dollar, into the reporting currency using the current rate method. All cumulative translation gains or losses have been included in the net business assets amount.

Transactions concluded in currencies other than the currency of measurement have been translated as follows: monetary assets and liabilities have been translated at the exchange rates in effect at the end of the period and revenues and expenses have been translated at the weighted average exchange rates for the periods. Exchange gains and losses arising from such transactions have been included in the operating expenses.

	April 30, 2002
	Cost	Accumulated depreciation	Net
Computer equipment	$31,305	$18,801	$12,504
Tools and equipment	13,927	5,234	8,693

	$45,232	$24,035	$21,197

April 30, 2002
Trade payables	$87,996
Salary related	58,305
Miscellaneous accruals	113,300

$259,601

The research and development expenses and the related investment tax credits included in the statements of loss and changes in net business assets are as follows:

April 30, 2002
Research and development expenses	$802,648
Investment tax credits	32,996

$769,652

The investment tax credits are subject to review and approval by tax authorities and it is possible that the amounts granted will be different from the amounts accounted for.

The amounts reported in the financial statements of the Division, prepared under Canadian generally accepted accounting principles, conform in all material respects to the amounts that would have been reported if the financial statements had been prepared under United States generally accepted accounting principles.

8

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ASSET PURCHASE AGREEMENT
SCHEDULE 4.11
Statement of Net Business Assets (In US dollars)
Statement of Loss and Changes in Net Business Assets (In US dollars)
Statement of Cash Flows (In US dollars)